NEWS BULLETIN FROM:	RE:	OrthoLogic Corp. 1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520 www.orthologic.com TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
James M. Pusey, M.D.	Lawrence Delaney Jr.
President/CEO	(714) 734-5000
(602) 286-5449

OrthoLogic Names James M. Pusey to Board of Directors

Company Stockholders Elect Two Directors and Approve Proposal to Increase Number of
Authorized Shares of Common Stock at Annual Meeting

TEMPE, Ariz., April 15, 2005—OrthoLogic Corp. (Nasdaq: OLGC) today reported that the board of directors appointed James M. Pusey, M.D., the company’s president and CEO, as a director to fill the vacancy created by the resignation of Thomas R. Trotter, the company’s former president and CEO. Dr. Pusey’s term will expire at the 2007 Annual Meeting or when his successor is elected. Mr. Trotter, whose resignation as a director was effective today, will continue to serve the company as a special consultant under the terms of his employment agreement.

Elected for terms expiring at the 2008 Annual Meeting or until their respective successors are elected were John M. Holliman III, 51, and Augustus A. White III, M.D., Ph.D., 68.

Mr. Holliman has served as a director of the company since September 1987 and as Chairman of the Board of Directors since August 1997. Since February 1993 he has been a general partner of entities that serve as the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP.), Valley Ventures II, LP and Valley Ventures III, LP, all of which are venture capital funds.

Dr. White became a director of the company in July 1993. He has been a Master of the Oliver Wendell Holmes Society and the Ellen and Melvin Gordon Professor of Medical Education, Harvard Medical School since July 2001; Professor of Orthopedic Surgery at the Harvard Medical School and the Harvard-MIT Division of Health Sciences and Technology since July 1978; and Orthopedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston since 1990. Dr. White is a recipient of the Bronze Star, which he earned while stationed as a Captain in the U.S. Army Medical Corps in Vietnam. Dr. White is currently a director of Zimmer Holdings, Inc., a publicly held designer, marketer and manufacturer of orthopedic products.

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Stockholders approved a proposal to amend the company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000.

About OrthoLogic Corp.

OrthoLogic is a drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of product candidates aimed at treating traumatic and chronic orthopedic indications in bone and soft tissue as well as oral/maxillofacial bone repair, cardiovascular repair and wound healing. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508.

OrthoLogic owns an exclusive license for all worldwide medical indications for the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair indications are in the preclinical studies stage. In non-orthopedic areas, a human clinical trial for chronic diabetic ulcers has been completed. OrthoLogic’s product development pipeline also includes Chrysalin-based product candidates for dental bone formation and myocardial revascularization.

For more information, please visit the company’s Web site: www.orthologic.com.

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